Exhibit (l)

Memorandum

April 11, 2014

Re:	New York Life Insurance and Annuity Corporation

 Variable Universal Life Separate Account-I

 Investment Company Act File Number: 811-07798

 Securities Act File Number: 333-147707

Ladies and Gentlemen:

This opinion is furnished in connection with the referenced registration statement filed by New York Life Insurance and Annuity Corporation (“NYLIAC”) under the Securities Act of 1933 (the “Registration Statement”). The prospectus included in the Registration Statement on Form N-6 describes flexible premium variable universal life insurance policies and flexible premium survivorship variable universal life insurance policies (the “Policies”). I am familiar with the Registration Statement and Exhibits thereto.

In my opinion,

(1)	the illustrations of cash surrender values, cash values, death benefits, and/or any other values referenced in Appendix A of the prospectus, are consistent with the provisions of the Policies and NYLIAC’s administrative procedures;

(2)	the rate structure of the Policies has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions; and

(3)	the illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Policies are sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

I am responsible for this analysis. The scope of this analysis is to provide the actuarial opinion above. It should not be relied upon for any other purpose. I am a member of the American Academy of Actuaries and I meet the Qualification Standards of the American Academy of Actuaries to render the actuarial opinion contained herein.

Sincerely,

/s/ Karin A. Bombard
Karin Bombard, FSA, MAAA Corporate Vice President & Actuary